AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 2003

                        REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                  MILITARY COMMUNICATIONS TECHNOLOGIES, INC.
                       (formerly NETSALON CORPORATION)
             (Exact Name of Registrant as Specified in Its Charter)

                                    DELAWARE
                         (State or Other Jurisdiction of
                         Incorporation or Organization)


                                   84-1472120
                                (I.R.S. Employer
                               Identification No.)

                        2222 Michelson Drive, Suite 477
                                Irvine, CA 92612
          (Address of Principal Executive Offices, Including Zip Code)
                              ____________________

                            Officer Compensation Plan
                             Legal Services Agreement
                            (Full Title of the Plan)
                              ____________________

                                   Roger May
                              Executive Director
                        2222 Michelson Drive, Suite 477
                                Irvine, CA 92612
                                 (949) 981-8422
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:

                             M. Richard Cutler, Esq.
                                Cutler Law Group
                      3206 West Wimbledon Drive, Suite 100
                             Augusta, Georgia 30909
                                 (706) 737-6600

                         CALCULATION OF REGISTRATION FEE

Title of    Amount to be   Proposed Maximum    Proposed Maximum      Amount of
Securities   Registered    Offering Price      Aggregate Offering   Registration
to be                         per Share                Price            Fee
Registered

Common
Stock,
par value
$0.0001      2,308,421         $0.13(1)            $300,095            $38.03
           ----------------    ---------             ---------         --------
Total                                                                  $38.03


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c). Based on the closing price of the Company's common stock on January 20, 2004 which was $0.13 per share.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Military Communications Technologies, Inc. will send or give the documents containing the information specified in Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the "1933 Act"). Military Communications Technologies, Inc. does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with Military Communications Technologies, Inc. for legal services they provided to Military Communications Technologies, Inc. and for salaried services they provided to Military Communications Technologies, Inc.. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of January 20, 2004. The number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.



                                                                                      % of Shares
                        Number of       Number of Shares                                Owned by
Selling                Shares Owned      Registered by           Number of Shares      Shareholder
Shareholders            Before Sale       Prospectus            Owned After Sale       After Sale
------------          -------------     ----------------        -----------------   -------------
Roger May             78,810,768           950,000             77,860,768          61.9%
Jeremy Norton            250,000           250,000                      0           0.0%
Tina Woo                 100,000           100,000                      0           0.0%
Jason May                150,000           150,000                      0           0.0%
Simon Cleary             150,000           150,000                      0           0.0%
M. Richard Cutler      2,233,421           708,421              1,525,000           1.0%

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                     PART II

             INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i) The registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 as filed on October 16, 2003.

(ii) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002 as filed on November 13, 2003.

(iii)     The Registrant's Report on Form 8-K filed January 5, 2004.

(iv) A description of the Company's securities as set forth in that certain Registration Statement, as amended, on Form SB-2 filed by the Company on January 15, 1999.

(iv) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, counsel to the Company.

M. Richard Cutler, the sole shareholder of Cutler Law Group, PC, holds 2,233,421 shares of the Company's Common Stock.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

Not  applicable

ITEM  8.     EXHIBITS

Exhibit  No.      Description
-----------       -----------

3.1*             Articles  of  Incorporation  (Incorporated  by  reference)
3.2*             Bylaws  of  the  Company  (Incorporated  by  reference)
5.1              Opinion  of  Cutler  Law Group with respect to legality of the securities  of  the  Registrant  being  registered
23.1             Consent  of  Cutler Law Group (contained in opinion to be filed as  Exhibit  5.1)
23.2             Consent  of  Schumacher  &  Associates

_________________
*  Previously  filed

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, Country of Australia, on January 21, 2004.


                                   Military Communications Technologies, Inc.



                                   /s/  Roger May
                                   By:  Roger May
                                   Executive  Director
                                   (Chief  Financial  and  Accounting  Officer)


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on January 21, 2004.



               Director
/s/  Roger  May
Roger  May


               Director
/s/ Jeremy Norton
Jeremy Norton


               Director
/s/ Randy Bowden
Randy Bowden